FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | PENDING             |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940


/X/  Check this box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/X/  Form 3 Holdings Reported

/X/  Form 4 Transaction Reported


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1. Name and Address of Reporting Person

   Aspen Advisors LLC
   Aspen Partners (a series of Aspen Capital Partners, L.P.)
   Hecht, Nikos, managing member of Aspen Advisors LLC and
   Aspen Capital LLC
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       (Last)                      (First)                    (Middle)

   c/o Aspen Advisors LLC
   152 West 57th Street, 46th Floor
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                                  (Street)

      New York                     New York                     10019
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Advantica Restaurant Group, Inc. (DINE)
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year

   2000-2001
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ___ Director                                X  10% Owner
   ___ Officer (give title below)             ___ Other (specify below)

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7. Individual or Joint/Group Reporting (check applicable line)
   ___Form Filed by One Reporting Person
   _X_Form Filed by More than one Reporting Person

============================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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
----------------------------------------------------------------------------------------------------------------------------------
                    Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------|
|             |             |              |                              |               |               |                       |
|             |             |              |                              |               |               |                       |
|             |             |              |                              |               |               |                       |
|1. Title     | 2. Trans-   | 3. Trans-    | 4. Securities Acquired (A)   | 5.Amount of   |6. Ownership   |7.  Nature of          |
|   of        |    action   |    action    |    or Disposed  of (D)       |   Securities  |   Form:       |    Indirect           |
|   Security) |   Date      |    Code      |   (Instr. 3, 4 and 5)        |   Beneficially|   Direct (D)  |    Ownership          |
|   (Instr. 3)|             |   (Instr. 8) |----------------------------- |   Owned at End|   or Indirect |    Beneficial         |
|             |   (Month/   |              |           |   (A)   |        |   of Year     |   (I)         |    Ownership          |
|             |    Day/     | ------------ |           |   or    |        |   (Instr.3    |   (Instr. 4)  |    (Instr. 4)         |
|             |    Year)    |  Code |  V   |   Amount  |   (D)   | Price  |    and 4)     |               |                       |
| ------------|------------ | ------------ |----------------------------- |---------------|---------------|---------------------- |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |   10/13/00  |   P3         |   733,500+|    A    |  $0.44 |               |        I      | Investment Adviser    |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    5/16/01  |    S         |    24,900+|    D    |  $1.13 |               |        I      | Investment Adviser    |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    5/16/01  |              |           |         |        |  3,992,725+   |        I      | Investment Adviser    |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    1/11/01  |   P3         |    200,000|    A    |  $0.78 |               |        D      | Owned directly by     |
|             |             |              |           |         |        |               |               | Aspen Partners        |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    3/28/01  |   P4         |    346,050|    A    |  $0.95 |               |        D      | Owned directly by     |
|             |             |              |           |         |        |               |               | Aspen Partners        |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    4/10/01  |   S4         |    453,000|    D    |  $0.83 |               |        D      | Owned directly by     |
|             |             |              |           |         |        |               |               | Aspen Partners        |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    4/10/01  |              |           |         |        |  3,902,775    |        D      | Owned directly by     |
|             |             |              |           |         |        |               |               | Aspen Partners        |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    1/11/01  |   P3         |  200,000++|    A    |  $0.78 |               |        I      | By general partner of |
|             |             |              |           |         |        |               |               |  Aspen Partners       |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    3/28/01  |   P4         |  346,050++|    A    |  $0.95 |               |        I      | By general partner of |
|             |             |              |           |         |        |               |               |  Aspen Partners       |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    4/10/01  |   S4         |  453,000++|    D    |  $0.83 |               |        I      | By general partner of |
|             |             |              |           |         |        |               |               |  Aspen Partners       |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    4/10/01  |              |           |         |        | 3,902,775++   |        I      | By general partner of |
|             |             |              |           |         |        |               |               |  Aspen Partners       |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    1/11/01  |   P4         | 200,000+++|    A    |  $0.78 |               |        I      | By managing member of |
|             |             |              |           |         |        |               |               |  general partner of   |
|             |             |              |           |         |        |               |               |  Aspen Partners       |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    3/28/01  |   P4         | 346,050+++|    A    |  $0.95 |               |        I      | By managing member of |
|             |             |              |           |         |        |               |               |  general partner of   |
|             |             |              |           |         |        |               |               |  Aspen Partners       |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    4/10/01  |   S4         | 453,000+++|    D    |  $0.83 |               |        I      | By managing member of |
|             |             |              |           |         |        |               |               |   general partner of  |
|             |             |              |           |         |        |               |               |   Aspen Partners      |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |    4/10/01  |              |           |         |        | 3,902,775+++  |        I      | By managing member of |
|             |             |              |           |         |        |               |               |   general partner of  |
|             |             |              |           |         |        |               |               |   Aspen Partners      |
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* If the form is filed by more than one reporting person,                   Potential persons who are to respond to the collection
see instruction 4(b)(v).                                                    of information contained in this form are not
                                                                            required to respond unless the form(Over)
                                                                            displays a currently valid OMB control number.




-----------------------------------------------------------------------------------------------------------------------------------
                   Table II- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                           (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
|1. Title   |2. Conver- |3. Trans- |4. Trans- |5. Number      |6. Date     |7. Title     |8. Price |9.Num-    |10.Owner- |11.Nature|
|   of      |   sion or |   action |   action |   of          |   Exer     |   and       |   of    |  ber of  |   ship   |   of    |
|   Deriva- |   Exercise|   Date   |   Code   |   Derivative  |   cisable  |   Amount    |   Deri- |  Deriv-  |   Form of|   Indi- |
|   tive    |   Price of|          |   (Instr.|   Securities  |   and Ex-  |   of        |   vative|  ative   |   Deriv- |   rect  |
|   Security|   Deriva- |          |     8)   |   Acquired (A)|   piration |   Underlying|   Sec-  |  Secur-  |   ative  |   Bene- |
|   (Instr. |   tive    |          |          |   or Disposed |            |   Securities|   urity |  ties    |   Sec-   |   ficial|
|     3)    |   Security|          |          |   of (D)      |  (Month/   |   (Instr. 3)|  (Instr.|  Bene-   |   urity: |   Owner-|
|           |           |   (Month/|          |   (Instr. 3,  |   Day/     |    and 4)   |     5)  |  ficially|   Direct |   ship  |
|           |           |    Day/  |          |   4, and 5)   |   Year)    |             |         |  Owned at|   (D) or |  (Instr.|
|           |           |    Year) |          |               |            |             |         |  End of  |   Indi-  |    4)   |
|           |           |          |          |               |            |             |         |  Year    |   rect(I)|         |
|           |           |          |          |               |            |             |         |  (Instr. |   (Instr.|         |
|           |           |          |          |               |            |             |         |    4)    |     4)   |         |
---------------------------------------------------------------------------------------------------------------------------------- -
|           |           |          |          | (A)   | (D)   |Date  | Ex- |Title|Amount |         |          |          |         |
|           |           |          |          |       |       |Excer-| pir-|     |or Num-|         |          |          |         |
|           |           |          |          |       |       |cis-  | tion|     |ber of |         |          |          |         |
|           |           |          |          |       |       |able  | Date|     |Shares |         |          |          |         |
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|           |           |          |          |       |       |      |     |             |         |          |          |
|           |           |          |          |       |       |      |     |             |         |          |          |
-----------------------------------------------------------------------------------------------------------------------------------
|           |           |          |          |       |       |      |     |             |         |          |          |
|           |           |          |          |       |       |      |     |             |         |          |          |
-----------------------------------------------------------------------------------------------------------------------------------




EXPLANATION OF RESPONSES:

+ Aspen Advisors LLC, investment adviser to Aspen Partners and other clients, disclaims all beneficial ownership of the securities.

++ Aspen Capital LLC, general partner of Aspen Partners, disclaims beneficial ownership of the securities except to the extent of its pecuniary interest, as calculated pursuant to Rule 16a-1(a)(2) and (a)(3).

+++ Nikos Hecht, managing member of Aspen Advisors LLC, and Aspen Capital LLC, general partner of Aspen Partner, disclaims beneficial ownership of the securities except to the extent of its pecuniary interest, as calculated pursuant to Rule 16a-1(a)(2) and (a)(3).



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.






   Aspen Capital LLC
   By Nikos Hecht, its Managing Member

   /s/ Nikos Hecht                                       2/11/02
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE


   Aspen Advisors LLC
   By Nikos Hecht, its Managing Member

   /s/ Nikos Hecht                                      2/11/02
   -----------------------------------             ----------------
    *  SIGNATURE OF REPORTING PERSON                     DATE


   Aspen Capital Partners, L.P.
   By Aspen Capital LLC, its General Partner
       By Nikos Hecht, its Managing Member

   /s/ Nikos Hecht                                      2/11/02
   -----------------------------------             ----------------
    *  SIGNATURE OF REPORTING PERSON                     DATE


    Nikos Hecht

   /s/ Nikos Hecht                                      2/11/02
   -----------------------------------             ----------------
    *  SIGNATURE OF REPORTING PERSON                     DATE


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